                                                                   EXHIBIT 10.12

                              ALASKA AIRLINES, INC.

                                       and

                             ALASKA AIR GROUP, INC.

                              Seattle, Washington

                          SUPPLEMENTARY RETIREMENT PLAN

                              FOR ELECTED OFFICERS

                          as amended November 7, 1994

                       1981 VERSION APPLICABLE TO OFFICERS

                        FIRST ELECTED AFTER JUNE 1, 1981

                                     PREFACE

         This Supplementary Retirement Plan for Elected Officers is an unfunded retirement plan maintained by Alaska Airlines, Inc. and Alaska Air Group, Inc. for the purpose of providing deferred compensation for a select group of management.

         The benefits of this Plan constitute a general obligation of both Employers. The Participants in this Plan shall have no claim against any assets of either Employer under the Plan except as specifically provided herein.

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                                    SECTION 1

                                   DEFINITIONS

         1.1 "Employee" shall mean any person who is customarily employed by either Employer for 20 or more hours per week and for five or more months per year and who is compensated on a salary basis.

         1.2 "Elected Officer" shall mean a nonflight officer elected by the Board of Directors of the officer's Employer pursuant to the Bylaws.

         1.3      "Participant" shall mean:

                  (a)      an Elected Officer who is enrolled in the Plan

                  (b) former Elected Officer who is partially or fully vested hereunder, and

                  (c)      a retiree hereunder.

         1.4 "Normal Retirement Date" shall mean the first day of the month coincident with or next following the later of:

                  (a)      the Participant's 60th birthday, and

                  (b) his date of termination of employment with his Employer; but only if, at such date, he has completed at least 15 years of Continuous Service, of which at least the last five years shall be as an Elected Officer, or if he has been an Elected Officer for his last ten years of Continuous Service.

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         1.5      "Early Retirement Date" shall mean the first day of any month prior to Normal Retirement Date and consented to by the officer's Employer, occurring subsequent to both:

                  (a)      the Participant's 55th birthday, and

                  (b) his completion of either 15 years of Continuous Service, at least the last five of which shall be as an Elected Officer, or the last ten years of his Continuous Service as an Elected Officer.

         1.6 "Final Average Compensation" shall mean the average monthly compensation, including any salary deferrals under Alaskasaver but excluding bonuses, for the last 60 months of service (or such lesser number of months, as applicable, if the total service as an Elected Officer is less than 60 months) prior to election by the Participant to receive an early lump-sum distribution pursuant to Section 3.1(f) hereof or termination of employment, as the case may be.

         1.7 "Continuous Service" shall mean Continuous Service with either Employer, as defined in Section 2.2 hereof.

         1.8 "Actuarial Equivalent" shall mean of equal value when computed in accordance with the actuarial assumptions most recently adopted by the Employers.

         1.9 "Administrative Committee" shall mean that Committee appointed by the Chairman of the Board of Directors of Alaska Air Group, Inc. to administer the Plan. The Committee will consist of three or more members, all of whom shall be Elected Officers. The members of the Committee will serve without compensation at the pleasure of the Chairman of the Board, who shall be designated the Chairman of the Committee. The Committee shall act by a majority of its members to determine all questions arising in the administration, interpretation and application of the Plan. The Committee shall have all powers necessary to carry out the provisions of the Plan.

         In making its determinations, the Committee shall follow uniform rules which shall be consistently applied so that all Participants similarly situated will be treated alike.

         The Committee will record its proceedings and maintain copies of the minutes of its meetings.

         1.10 "Employer" shall mean Alaska Airlines, Inc. or Alaska Air Group, Inc., as the context requires, and "Employers" shall refer to both companies.

         1.11 "Plan" shall mean Alaska Airlines, Inc. and Alaska Air Group, Inc. Supplementary Retirement Plan for Elected Officers.

         1.12     "Change in Control" shall occur whenever:

                  (a) the Board of Directors of Alaska Air Group, Inc. (or, if approval of such Board is not required as a matter of law, the shareholders of Alaska Air Group, Inc.) shall approve

                           (1) any consolidation or merger of Alaska Air Group, Inc. in which Alaska Air Group, Inc. is not the continuing or surviving corporation or pursuant to which shares of common stock of Alaska Air Group, Inc. would be converted into cash, securities or other property, other than a merger of Alaska Air Group, Inc. in which the holders of common stock of Alaska Air Group, Inc. immediately prior to the merger have the same proportionate

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                           ownership of common stock of the surviving
                           corporation immediately after the merger;

                           (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of either Employer; or

                           (3) the adoption of any plan or proposal for the liquidation or dissolution of either Employer.

                  (b) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Alaska Air Group, Inc. ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof, unless each new director during such two-year period was nominated or elected by the Incumbent Directors, or a committee of the Incumbent Directors (new directors nominated or elected by the Incumbent Directors or by a committee of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

                  (c) any person [as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the then outstanding securities of Alaska Air Group, Inc. ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors ("Voting Securities" to be calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire common stock of Alaska Air Group, Inc.)

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                  representing 20% or more of the combined voting power of the then outstanding Voting Securities.

         Unless the Board of Directors of Alaska Air Group, Inc. shall determine otherwise, a Change in Control shall not be deemed to have occurred by reason of any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between Alaska Air Group, Inc. and Alaska Airlines, Inc., or any affiliates thereof, provided such transaction has been approved by two-thirds of the Incumbent Directors, as defined above, then in office and voting.

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                                    SECTION 2

                                   ELIGIBILITY

         2.1      Eligibility for Benefits.

         Each Employee who has completed 15 years of Continuous Service with the Employer and has been an Elected Officer for at least the last five years of his Continuous Service, or who has been an Elected Officer for his last ten years of Continuous Service, may, subject to the terms and conditions herein, be eligible for benefits under this Plan. A Participant shall be entitled to benefits under the Plan upon:

                  (a) satisfaction of the service requirement contained in the prior sentence, and elsewhere herein, and

                  (b) meeting all other requirements of the Plan as determined by the Administrative Committee.

         Notwithstanding any of the foregoing, in the event of a Change in Control, an Elected Officer, without regard to age, is eligible to receive a benefit under this Plan in accordance with Section 3.1(f) and 3.2(d).

         2.2      Continuous Service.

         Continuous Service of any person shall begin on the date such person first becomes an Employee of either Employer and shall continue so long as he remains an Employee of either Employer. Continuous Service shall not be deemed to have been interrupted by reason of transfer between Employers, as provided in
Section 4.3 hereof, temporary layoff, or leave of absence authorized by the officer's Employer for any purpose, including sickness, accident or other casualty. Any Employee who

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enters the military service of the United States during a national emergency or through the operation of a compulsory military service law shall be deemed to be on authorized leave of absence during the period of his military service and for any period thereafter in which his reemployment rights are guaranteed by law.

         Any Employee who fails to return to active employment at or before the expiration of an authorized leave of absence shall be deemed to have terminated his employment as of the date of commencement of his leave of absence; provided, however, should he fail to return to work because of death or disability, his Continuous Service shall be deemed to have continued until the date of his death or disability. The Employers, in granting leaves of absence under this section, shall follow uniform rules which shall be consistently applied.

         2.3      Forfeiture of Benefits for Cause.

         All other provisions of this Plan notwithstanding, all rights to benefits are forfeited under the following circumstances:

                  (a)      Forfeiture Due to Misconduct.

                           Termination of employment due to misconduct shall
                  result in the forfeiture of all rights to benefits under this Plan. A termination of employment due to misconduct shall be deemed to have occurred if the reason for termination, by resignation or discharge, was the Employee's admission to, or his Employer's substantiation, of acts of (1) embezzlement, dishonesty, or other fraud, conviction of felony, or conspiracy against either Employer or (2) if such termination occurred prior to any Change in Control, any willful or intentional injury to either Employer, its property or employees in connection with the business or affairs of either Employer.

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                           The Administrative Committee shall make the
                  determination as to whether the provisions of this section shall be operative in any case. Such decision shall be final, conclusive and binding on all concerned, subject only to the right of appeal as outlined in Section 6.1.

                  (b)      Forfeiture on Entry into Competition.

                           Solicitation of business substantially similar to
                  that provided by either Employer, or employment with another airline serving any of the same area served by any subsidiary of Alaska Air Group, Inc. shall be deemed to be competing with the Employer unless the Participant's Employer shall have issued its prior written consent. Except after a Change in Control, any Participant found by the Administrative Committee to be competing with either Employer shall forfeit any and all unpaid benefits under the Plan. The determination of competing activity shall not be operative until the person deemed to be competing and subject to forfeiture shall have been provided 30 days' prior written notice of the pending forfeiture. If, at the expiration of the 30 days following notice, the competing activity is still being conducted, the forfeiture shall become fully operative. This Section 2.3(b) shall be of no further force or effect after a Change in Control.

                  (c) Prior to a Change in Control, any Participant who shall terminate employment with the Employers prior to age 50 by reason other than medical disability, with proof thereof satisfactory to the Administrative Committee, shall be deemed to have forfeited all rights under this Plan. After a Change in Control, any Participant, regardless of age, who shall terminate employment with the Employers by any reason other than for misconduct under Section 2.3(a)(1) shall not be deemed to have forfeited any rights under this Plan.

                                    SECTION 3

                                    BENEFITS

         3.1      Retirement Benefits.

                  (a)      General.

                           Benefits under the Plan shall be payable in the form
                  of a monthly income or, after a Change in Control and at the Participant's option, a lump-sum distribution. The method by which such benefits are paid will depend upon the payment option selected by the Participant or his beneficiary. A Participant's monthly income shall not commence prior to his termination of employment with the Employers; provided, however, that a Participant may elect and receive a lump-sum distribution prior to termination in the event of a Change in Control.

                  (b)      Normal Retirement.

                           If the Participant terminates employment with the
                  Employers on or after his Normal Retirement Date, his benefit under the Plan shall commence as of the first day of the month coinciding with or next following his date of termination. If the benefit is to be payable under the normal option described in Section 3.1(d), such monthly benefit shall be equal to 50% of the Participant's Final Average Compensation, or such lesser percentage of Final Average Compensation as is appropriate based on the Participant's years of service as outlined in Section 3.2(b) and (c), less any monthly benefit received under the Federal Social Security System. The amount of such monthly benefit shall change in accordance with changes in the social security benefits for which a Participant is eligible and in accordance with Section
                  3.1(e).

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                  (c)      Early Retirement.

                           With the consent of his Employer, a Participant may
                  retire at an Early Retirement Date. If the benefit is to be payable under the normal option described in Section 3.1(d), below, such monthly benefit shall be equal to that benefit determined as under Section 3.1(b), reduced to the Actuarial Equivalent of that benefit had it commenced on the Participant's Normal Retirement Date. Such monthly benefit shall change subsequent to the date of benefit commencement as described in Section 3.1 (b).

                  (d)      Forms of Benefit Payment.

                           At any time prior to his date of benefit
                  commencement, a Participant may elect, in appropriate written form, a payment option under which his benefits under the Plan shall be payable, If the Participant makes no election of a payment option prior to his date of benefit commencement, and if a Participant is married at the date of benefit commencement, his benefits shall be payable under the joint & survivor option with spouse as beneficiary, 100% continued. If the Participant is not married at the date of benefit commencement, and no election of a payment option has been made, his benefits shall be payable per the 10-year certain & life specified below.

                           The payment options available under the Plan are as
                  follows:

                           (1)      Normal Option.

                                    Under this option, the Participant's monthly
                           benefit is the full amount determined under Section
                           3.1 (b) or (c). Such benefit shall be payable from his date of benefit commencement and shall terminate with the payment which is due on the first day of his month of death.

                           (2)      Joint & Survivor Option.

                                    Under this Option, the Participant's monthly
                           benefit is in the amount determined under Section 3.1(b) or (c), actuarially reduced, Such reduced benefit is payable to the first day of the month of the Participant's death. If the Participant's spouse survives the Participant, a percentage of such benefit shall continue to the spouse for her lifetime. Such percentage shall be 100%, 75%, or 50% at the election of the Participant.

                           (3)      10-Year Certain & Life.

                                    Under this option, the Participant's monthly
                           benefit is in the amount determined under Section 3.1(b) or (c), actuarially reduced. Such reduced benefit is payable so long as the Participant shall live and shall terminate with the payment due on the first day of his month of death; except that if the Participant dies before receiving 120 monthly payments, such payments shall continue to the beneficiary specified by the Participant until a total of 120 monthly payments have been made.

                  (e)      Adjusted Retirement Benefits.

                           (1) As of each January 1 and July 1, benefits being paid under this Plan pursuant to Section 3.1(d)(l), (2) or (3) will be adjusted as provided in subparagraph 3.1(e)(2) and the adjusted benefit resulting therefrom shall be payable during the following six months.

                           (2) The amount of each Participant's adjusted benefit shall be the same proportion of his initial retirement benefit, before adjustment, that (i) bears to (ii) if greater than one.

                                    (i)      The average of the Consumer Price
                                    Index figures for the 24-month period ending with the May or November immediately preceding the date as of which the determination is to be made.

                                    (ii)     The average of the Consumer Price
                                    Index figures for the 24-month period ending with the month immediately preceding the Participant's retirement date.

                  (f)      Change in Control.

                           Notwithstanding any other provision of this Section
                  3.1, in the event of a Change in Control a lump-sum method of distributing benefits to which a Participant is entitled under
                  Section 3.2(d) shall be available to Participants, including Participants who are still employed by either Employer and Participants who are retired; provided, however, that no benefits shall be payable to Participants terminated for cause pursuant to Section 2.3(a)(1). In order to calculate the amount to be used for purposes of determining a Participant's vested lump-sum distribution amount under Section 3.2(d), the present value of payments which, making standard actuarial assumptions, would have otherwise been payable to the Participant after the date of such lump-sum distribution under
                  Section 3.1(b) or 3.1(c), as the case may be, shall first be calculated.

                           A number of assumptions shall be made for purposes of
                  that calculation. First, in the case of a terminated Participant, the calculation will assume the Participant would have retired at his Normal Retirement Date (as that term was defined at the time the Participant became an Elected Officer). In the case of a Participant who is not terminated, the calculation will assume the Participant would have retired at the later of the Participant's age at the time of distribution or his 60th birthday, Second, a cost of living adjustment shall be estimated under Section 3.1(e), making standard actuarial assumptions. Third, it shall be assumed that the Participant will receive monthly social security benefits beginning at age sixty-two equal to monthly social security benefits to which he would have been entitled had the Participant been age 62 and retired on the date of termination or on the date of distribution of the lump-sum, as the case may be.

                           The amount upon which the Participant's vested
                  lump-sum distribution amount calculated pursuant to Section 3.2(d) will be based is equal to the present value on the date of distribution of the foregoing amount.

                           The Participant may elect such lump-sum method by
                  filing an appropriate election with the Administrative Committee at any time after such Change in Control. Such election shall be made on a form supplied by the Administrative Committee, which form shall further provide that the Participant acknowledges that the lump-sum amount calculated pursuant to this Section 3.1(f) and Section 3.2(d) represents the entire distribution the Participant is entitled to receive under the Plan and that, upon receipt of such lump-sum amount, the Participant will have no further claim to benefits under the Plan. The Participant's Employer shall make such distribution on the date elected by the Participant, but in no event shall his Employer be required to make such lump-sum distribution any sooner than 30 days after receipt by the Administrative Committee of an election of a lump-sum distribution.

         3.2      Termination Benefits and Vesting.

                  (a) Subject to Section 2.3, in the event a Participant terminates employment with the Employers for any reason other than retirement in accordance with Section 3.1 hereof or after a Change in Control, then his interest and rights in this Plan shall, subject to the terms and conditions herein, be determined in accordance with Sections 3.2 (b) and (c).

                  (b) To be vested in the Plan at termination as outlined in Section 3.2(a), or at retirement as outlined in Section 3.1(b), a Participant must be age 50 or older and must have satisfied one of the following service requirements:

                           (1) 15 years of Continuous Service, the last five of which were as an Elected Officer, or

                           (2) Ten years of service as an Elected Officer, or

                           (3) Service as an Elected Officer after age 50, for which immediate vesting at the rate of 10% per year is credited.

                  (c) If a Participant fulfills the requirements set forth in (b) above, and is living on his 60th birthday, he shall be entitled to receive a monthly benefit thereafter and continuing for the duration of his eligibility. The amount of such benefit shall be computed as follows:

                           (1) The result of the application of the formula specified in Section 3.1(b) hereof shall first be determined.

                           (2) For Participants with service as an Elected Officer prior to age 50, the amount of benefit shall be a percentage of the result obtained in (1) above and determined in accordance with the following schedule:

  Service Completed
As an Elected Officer          Percentage
---------------------          ----------
Less than 5 years                  0%

5 years                           50%
6 years                           60%
7 years                           70%
8 years                           80%
9 years                           90%
10 years                         100%

                           (3) Participants 50 years of age and older who have not satisfied the service requirements set forth in 3.2(b)(1) or (2) will nonetheless automatically be credited with 10% per year for each year of service as an Elected Officer after age 50, and the amount of benefit shall be that total percentage times the result obtained in (1) above.

                  (d) Subject to Section 2.3, after a Change in Control, in lieu of the monthly benefits calculated pursuant to Section 3.2(b) and (c) a Participant, without regard to age, shall be entitled to receive a lump-sum distribution pursuant to
                  Section 3.1(f), or, at his option and after termination, monthly benefits, all calculated as follows:

                           (1) A determination shall first be made, in the case of monthly benefits, of the result of the application of the formula specified in Section 3.1
                           (c) as if such Participant had retired at an Early Retirement Date, or, in the case of a lump-sum distribution, of the result of the application of the formula specified in Section 3.1 (f).

                           (2) The amount of benefit shall be a percentage of the result obtained in (1) above determined in accordance with the following schedule:

  Service Completed
As an Elected Officer              Percentage
---------------------              ----------
1 year                                 10%
2 years                                20%
3 years                                30%
4 years                                40%
5 years                                50%
6 years                                60%
7 years                                70%
8 years                                80%
9 years                                90%
10 years                              100%

         3.3      Death Benefits to Beneficiary.

         In the event a Participant dies prior to the commencement of any benefits for which he is eligible under this Plan, benefits shall be paid to the Participant's beneficiary as determined by Section 3.1(d), beginning on the first day of the month following the date of the Participant's death, with appropriate actuarial reduction, or as determined by Section 3.1 (f).

         3.4      Benefits Related to Salaried Retirement Plan,

         In the event that a retirement benefit to be paid under the Alaska Air Group Salaried Retirement Plan exceeds the maximum annual benefit which may be paid under a qualified retirement plan as determined by relevant tax code, such excess amount shall be paid by the Supplementary Retirement Plan for Elected Officers. Such amount shall be paid in the same manner as selected by the Participant for other benefits payable under the Alaska Air Group Salaried Retirement Plan and shall not reduce or effect the benefit amount payable under this Plan in any way.

                                    SECTION 4

           SUCCESSOR-RELATED CORPORATIONS AND PARTICIPATING EMPLOYERS

         4.1      Successor Corporations.

         If at any time there should be a successor corporation to either Employer, including but not limited to an entity resulting from merger, stock trade or any similar buy-out arrangement or from any other Change in Control, or should there be any similar entity succeeding to either Employer's business, it or they shall assume the obligations of this Plan for Participants hereunder, and such successor shall be included within the meaning of the word "Employer" and the word "Employers."

         4.2      Employer Participation.

         In the event at any time there be any subsidiary or subsidiaries of either Employer or any affiliated company which would desire to be included as an Employer under this Plan, it may elect to be joined to and adopt this Plan by entering into an agreement with the Employers and shall thereafter be included within the definition of the word "Employer" and the word "Employers."

         4.3      Transfer to Related Corporations.

         If an Employee is transferred between the Employers or between either Employer and its partners, subsidiaries, affiliates, predecessors or acquired companies or their parents, subsidiaries, affiliates or predecessors, he shall continue to be an Employee for all purposes while employed by any such new employer. In addition, he shall immediately be considered as having been an Employee of his new Employer for the period of time that he has been an Employee of any Employer.

                                    SECTION 5

                       AMENDMENT AND TERMINATION OF PLAN

         5.1      Amendment.

         Alaska Air Group, Inc. shall have the right at any time and from time to time to amend, in whole or in part, any or all of the provisions of this Plan by action of its Board of Directors. However, no such amendment shall reduce the amount of benefit received or accrued by any Participant.

         5.2      Termination.

         Alaska Air Group, Inc. shall have the right at any time to terminate this Plan by action of its Board of Directors. On termination of the Plan, each Participant's benefit, based upon his Final Average Compensation determined as of the date of termination of the Plan (calculated as if he had terminated employment as of the date of termination of the Plan), shall become fully vested and nonforfeitable.

                                    SECTION 6

                                  MISCELLANEOUS

         6.1      Participants' Rights; Acquittance.

         Neither the establishment of the Plan created hereby nor the modification thereof, nor the payment of any benefits shall be construed as giving to any person any legal or equitable rights against either Employer, their officers, directors or Employees, except as herein provided.

         Should a Participant contest a decision by the Administrative Committee, the Participant may appeal to the Alaska Air Group Board of Directors for review and reconsideration of such decision.

         6.2      Delegation of Authority by Employer.

         Whenever either Employer under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by the Administrative Committee or any officer duly authorized by its Board of Directors to so act.

         6.3      Limitation on Liability; Legal Actions; Payment of Expenses.

         It is expressly understood and agreed by each Employee who becomes a Participant hereunder that except for their willful neglect or fraud, the Employers shall not in any way be subject to any suit or litigation or to any legal liability for any cause or reason or thing whatsoever in connection with this Plan or its operation. Release is hereby granted the Employers and all their officers, directors and agents from any and all liability or obligation.

         In any action or proceeding involving the Plan, the Employers shall be the only necessary parties and no Employees or former Employees of either Employer or their beneficiaries or any other person having or claiming to have an interest under the Plan shall be entitled to any notice or process.

         Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest under the Plan.

         6.4      No Assignment by Participant.

         The provisions hereof are intended as personal protection for the Participants. No Participant shall have any right to assign, anticipate or hypothecate any benefits. No benefits under the Plan shall be subject to the claims of any creditor of any Participant excepting only as to debts owed to either Employer at the time benefits become payable.

         6.5 Unlocated Recipients.

         If, after notice of benefits is provided, the intended recipient shall fail to disclose his existence, he shall be determined to be an unlocated recipient. All benefits due an unlocated recipient shall be placed in escrow for a period of two years, At the end of two years, the Employers may, if they have not received any request for payment from the unlocated recipient, treat all accumulated benefits due as forfeited and the Plan's liability to the unlocated recipient as ended. Notice of benefits shall be deemed to be provided when the responsible Employer shall have sent notice thereof to the intended recipient at the time benefits shall first become due. Notice shall be sent by registered mail to the most recent address of the intended recipient then on file with the Employers.

         6.6      Required Information.

         Each Participant under the Plan shall provide such information to the Employers as they shall require in order to properly determine the amount of benefits payable hereunder or to establish the Participant's continuing eligibility to receive benefits hereunder. Such information shall include but not be limited to the amount of social security benefits being received by the Participant.

         If the Participant's Employer requests such information in writing and if such information is not provided within 45 days of such request, benefits under the Plan may be suspended until such information is received by the Participant's Employer.

         6.7      Use of Terms.

         The use of specific gender pronouns such as he, him, she, her, his and hers are meant to refer to individuals of both sexes.

         This Plan was established and adopted on October 1, 1986 and amended through November 7, 1994.

                                         ALASKA AIR GROUP, INC.

                                         By:____________________________________

                                         ALASKA AIRLINES, INC.

                                         By:____________________________________

                          SUPPLEMENTARY RETIREMENT PLAN
                              FOR ELECTED OFFICERS

The 1976, 1977 and 1981 plans were rewritten in late 1994 to incorporate all amendments relevant to each of the plans as described under tabs labeled "First Amendment" through "Eighth Amendment". Also includes the following amendments approved by the Board subsequent to the October 12, 1983 "Eighth Amendment".

THE AMENDMENTS DESCRIBED BELOW WERE INCORPORATED IN ALL THREE VERSIONS OF THE
PLAN:

         09/13/84 Changed definition of "Final Average Compensation" to include any salary deferrals under Alaskasaver.

         12/02/86 Amended plan effective October 1, 1986 to include all prior amendments and to incorporate change of control provisions as described in Exhibit A.

         01/21/87          Amended the last sentence of the second paragraph of
                           Section 3.l(f) to add "would have been entitled had the Participant been age sixty-two and retired on the date..."

         03/20/87 Clarified use of gender pronouns to refer to individuals of both sexes.

         05/07/91 Added Section 3.4 "Benefits Related to Salaried Retirement Plan" to specify that benefits to be paid under the Salaried Retirement Plan which exceed the maximum annual benefit that can be paid under a qualified retirement plan (as determined by relevant tax code) will be paid from the Plan.

         11/07/94 Amended Sections 3.1(b) and 3.2(b) to clarify that benefits are subject to full vesting provisions no matter when a participant retires.

THE FOLLOWING AMENDMENT WAS INCORPORATED IN THE 1981 VERSION OF THE PLAN ONLY:

         06/02/87 Amended Section 2.3 (c) to clarify benefits are preserved for participants terminated for any cause regardless of age after a change in control but not prior to a change in control.

Supplementary Retirement Plan for Elected Officers
Page 2

                           The formula for determining lump-sum distributions under Section 3.1(f) was clarified at this same time as authorized by the Board in January 1987 discussions.

                           (In calculating a lump-sum distribution under change in control, the following assumptions will be made: A terminated participant would have retired on his normal retirement date; a participant who is still working would have retired at the later of his or her age at distribution or his or her 60th birthday; the participant will receive monthly social security benefits beginning at 62 equal to the social security benefit to which he or she would have been entitled at age 62 had he or she retired on the date of termination or distribution.)

THOSE OFFICERS (OR BENEFICIARIES) RECEIVING A BENEFIT OR CURRENTLY VESTED UNDER THE 1976 VERSION OF THE PLAN ARE:

         Willard Allen (retired)                 Bruce R. Kennedy (retired)
         Ross W. Anderson (retired)              Keith Kennedy (retired)
         O. F. Benecke (beneficiary: Clara)      James Laferriere (receiving
                                                 benefit)
         Henry Bierds (deceased/no beneficiary)  Barry Maulding (vested)
         Levi Blatter (deceased/no beneficiary)  Mary McNealy (receiving benefit)
         Elsie Brislawn (receiving benefit)      L. H. Peterson (retired)
         Ron Cosgrave (retired)                  Gus Robinson (retired)
         Bob Ellis (beneficiary: Margaret)       J. Simmons (deceased/no
                                                 beneficiary)
         Robert E. Gray (retired)                Merle K. Smith (beneficiary:
                                                 Bertha)
         James A. Johnson (retired)              Ed Weber (deceased/no
                                                 beneficiary)

THE OFFICER PARTIALLY UNDER THE 1977 VERSION OF THE PLAN IS:

         Raymond J. Vecci (will retire 1/1/96)

Supplementary Retirement Plan for Elected Officers
Page 3

THOSE OFFICERS RECEIVING A BENEFIT, VESTED OR ELIGIBLE TO VEST UNDER THE 1981 VERSION OF THE PLAN ARE:

         George D. Bagley                  Charles Loughran (age vested @ 40%)
         John R. Fowler                    Timothy R. Metcalf
         Patrick L. Glenn (retired)        Frederick P. Schubel (retired)
         Steven G. Hamilton                Kenneth F. Skidds (retired)
         Kathleen H. Iskra                 Douglas L. Versteeg (retired)
         Harry G. Lehr                     J. Ray Vingo (retired)
         John F. Kelly (100% vested)       Edward R. White
         Marjorie E. Laws (100% vested)

                                                                       EXHIBIT A

               Supplementary Retirement Plan for Elected Officers of Alaska Air Group, Inc. and Alaska Airlines, Inc.
                                  April 7, 1987

         The Supplementary Retirement Plan for Elected Officers was designed to attract and retain highly qualified individuals to serve as officers of the Company by providing a generous retirement benefit at the end of an officer's years of service.

         As merger and consolidation activities within the airline industry have heightened, the Board of Directors has become increasingly concerned that the intended benefits of a number of officers would be unprotected should their positions be affected by a takeover or "Change in Control" of the Company. Thus, the Board of Directors adopted amendments to the Plan that add protection for Participants in the event of a Change in Control.

         Because individual officers participate in differing versions of the Plan, depending upon when they first became eligible, the separate Plan documents for each version must be redone to reflect the recent amendments. We are in the process of producing restated Plan documents and will provide updated copies to each officer as soon as they are completed. In the meantime, however, these changes are now legally effective.

         The amendments were highlighted in the current Proxy Statement and, for your information, are outlined in detail below. With these amendments, the Plan:

Officers Supplementary Retirement Plan                                    Page 2
April 7, 1987

- Provides that an officer will automatically become vested at the rate of 10% per year of service as an elected officer in the event of a Change in Control. Without a Change in Control, Participants continue to vest only as they accumulate the years of continuous service dictated by the applicable Plan version, or reach age 50, after which they vest at 10% per year.

- Allows a Participant, regardless of age, to select a lump-sum payment of Plan benefits at any time after a Change in Control. This lump-sum will be available 30 days after a Participant selects that method of distribution, even if the Participant's employment with the Company continues.

         The lump-sum distribution will be actuarially equivalent to the amount which would otherwise be paid over a Participant's lifetime. By allowing a lump-sum payment even prior to termination, the Participant is protected from the actions of a subsequent management that might be less inclined to honor the terms of the Plan.

- Previously, the Plan provided that benefits would be forfeited for any kind of "misconduct," ranging from criminal acts to less serious deeds. The amended Plan provides that, after a Change in Control, a Participant would not forfeit benefits if terminated for "misconduct" other than dishonesty or criminal acts. In some hostile takeover situations such provisions have been used by

Officers Supplementary Retirement Plan                                    Page 3
April 7, 1987

         acquirors to delay commencement of benefits and, in some cases, to deny benefits where officers have simply spoken out against the actions of the new management.

- Provides that a Participant does not lose benefits for competing with the Company after a Change in Control. Without this change, an officer forced to resign as a result of a Change in Control would lose benefits under the Plan if he or she subsequently were employed by a competing airline. Benefits are still subject to forfeiture for competitive activities prior to a Change in Control.

- Defines a Change in Control as including: consolidation or merger of the Company; sale or lease of substantially all assets; liquidation of the Company; a change in a majority of Board members; or the acquisition of 20% or more of the Company's common stock by any entity.

         The definition does not differentiate between "friendly" or "hostile" Changes in Control, since it is impossible to draw any meaningful distinction.

         Effective October 1, 1986, Alaska Air Group also adopted the Plan, making it applicable to elected officers of the holding company as well as elected officers of Alaska Airlines.

Officers Supplementary Retirement Plan                                    Page 4
April 7, 1987

         To the extent that these changes provide benefits which the Participant would not otherwise have received, those benefits could be subject to IRS "golden parachute" rules. Participants should seek the advice of their individual tax advisors.

                                 FIRST AMENDMENT
                                     TO THE
                ALASKA AIRLINES, INC. AND ALASKA AIR GROUP, INC.
               SUPPLEMENTARY RETIREMENT PLAN FOR ELECTED OFFICERS
                   (WHO ARE FIRST ELECTED AFTER JUNE 1, 1981)

         The Alaska Airlines, Inc. and Alaska Air Group, Inc. Supplementary Retirement Plan For Elected Officers (who are first elected after June 1, 1981) as amended and restated effective November 7, 1994 (the "1981 Plan"), is amended as follows, effective August 28, 2002 unless otherwise provided below:

I. Section 1.8 Actuarial Equivalent is amended by inserting the words ", except as provided in Section 3.1(g)." at the end of the sentence.

II. Section 3.1(a) General is amended by deleting the first two sentences in their entirety and replacing them with the following:

                  Unless a Participant elects a lump-sum benefit under
                  Section 3.1(f) after a Change in Control or Section 3.1(g), benefits under the Plan shall be payable in the form of monthly payments. The form in which benefits are paid will depend upon the Participant's elections (if any) under Section 3.1(d), 3.1(g) and 3.1(f), if applicable.

III. The first paragraph of Section 3.1(d) Forms of Benefit Payment (flush language) is deleted in its entirety and replaced with the following:

         (1)      Election of Payment Form.

                  (i)      Time of Election.

                           At any time prior to the date a Participant's benefit payments commence, a Participant may elect the normal option under Section 3.1(d)(2), the joint and survivor option under Section 3.1(d)(3), or the 10-year certain and life option under Section 3.1(d)(4), or change a previous election of one of these options to another one of these options. Also, a Participant may elect a lump-sum distribution under
                           Section 3.1(f) after a Change in Control, or a post-retirement, lump-sum benefit under Section 3.1
                           (g) after the Participant has already begun receiving monthly benefit payments under Section 3.1(d).

                  (ii)     Election Procedures.

                           Once benefit payments in a form under Section 3.1(d) have commenced, the payment form cannot be changed by the Participant or beneficiary, except as provided in Sections 3.1(f) and 3.1(g). All payment-form elections must be made in writing and in the form prescribed by the Administrative Committee.

                  (iii)    Automatic Payment Form.

                           If a Participant fails to elect a payment option prior to the date the Participant's benefit payments commence and the Participant is married on that date, the Participant's benefits will be paid in the form of a joint and survivor option with monthly payments to the Participant's spouse equal to 100% of the Participant's monthly payments. If a Participant is not married on the date benefit payments commence and the Participant fails to elect a payment option prior to that date, the Participant's benefits will be paid in the form of a 10-year certain and life option.

IV. Sections 3.1(d)(1) Normal Option, 3.1(d)(2) Joint and Survivor Option, and 3.1(d)(3) 10-Year Certain and Life Option are redesignated Sections 3.1(d)(2),(3), and (4) respectively, and all references in the Plan to those sections are correspondingly revised.

V. Section 3.1 Retirement Benefits is amended by inserting the following new subsection (g), immediately after Section 3.1(f):

         (g)      Post-Retirement Lump-Sum Benefit.

                  At any time after monthly benefit payments under Section 3.1(d) have begun, a Participant may elect to receive a post-retirement, lump-sum benefit.

                  (1)      Definition.

                           A post-retirement, lump-sum benefit is one (1) payment that is Actuarially Equivalent to the remaining monthly benefit payments that otherwise would be payable, reduced by ten percent (10%). Once a lump sum is paid, the Participant, the Participant's spouse and the Participant's beneficiary have no further benefits or rights under the Plan.

                  (2)      Actuarial Equivalent.

                           The amount of a post-retirement, lump-sum is determined using standard actuarial assumptions to estimate future cost of living adjustments under Section 3.1(e) and any cost of living adjustments under Section 3.4 that would have been made to the Participant's monthly benefit, and to reduce the adjusted monthly payments to present value. Also, the lump-sum amount that is Actuarially Equivalent to the remaining monthly benefits otherwise payable is determined as follows:

                           (i) for a Participant whose benefit is reduced by the Participant's social security benefit, the Actuarial Equivalent of the remaining benefits otherwise payable is determined assuming that the Participant's social security benefit does not increase after the first day of the most recent month for which a payment was made.

                           (ii) for a Participant whose benefit is not reduced by a social security benefit, the Actuarial Equivalent of the remaining benefits otherwise payable is determined assuming that the Participant begins receiving monthly social security benefits on the later of the first day of the most recent month for which a payment was made, or the earliest date on which the Participant is eligible for a benefit from Social Security. The amount of the monthly social security benefit assumed to be received by the Participant is determined in accordance with the Social Security Act in effect as of the first day of the most recent month for which a payment was made and is based on the following assumptions:

                                    (A)      assuming the Participant's Wages
                                             (as defined in Internal Revenue
                                             Code Section 3121) exceed the
                                             taxable wage base provided under
                                             Section 230 of the Social Security
                                             Act for each calendar year
                                             beginning with the calendar year in
                                             which the Participant attained age
                                             twenty one (21) and ending with the
                                             last calendar year ending before
                                             the first day of the most recent
                                             month for which a payment was made;

                                    (B)      assuming the Participant has no
                                             Wages during or after the calendar
                                             year in which occurs the first day
                                             of the most recent month for which
                                             a payment was made; and

                                    (C)      assuming the social security
                                             benefits do not increase after the
                                             assumed social security benefit
                                             beginning date.

                  (3)      Election Procedures.

                           A post-retirement, lump sum can be elected only by a Participant (not by a spouse or beneficiary). A Participant's lump-sum election must be made in the form and manner prescribed by the Administrative Committee, and the election is subject to approval of the Administrative Committee; Once a Participant elects and receives a lump sum, the election cannot be changed.

                  (4)      Right to Amend or Eliminate.

                           Notwithstanding Section 5.1, Alaska Air Group, Inc. may amend or delete this Section 3.1(g) at any time, if the Board of Directors of Alaska Air Group, Inc. determines in its sole discretion that such amendment is required by law or regulations or is necessary or advisable to avoid unfavorable tax consequences. Any amendment of this Section 3.1(g) shall be adopted by the Board of Directors, made in writing, and executed on behalf of Alaska Air Group, Inc. by its authorized officer.

VI. Section 6.1 Participant's Rights; Acquittance is amended by deleting the last sentence in its entirety.

VII. The following new Section 6.8 Unfunded ERISA Plan is inserted immediately after Section 6.7 Use of Terms:

         6.8      Unfunded ERISA Plan.

                  This Plan shall constitute a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The obligation to pay benefits under the Plan shall at all times be an unfunded, unsecured obligation of the Employers. No Participant or Beneficiary shall have any rights with respect to any benefits except as a general, unsecured creditor of the Employers.

VII. Effective January 1, 2002, the following new Section 7 is inserted immediately after Section 6.8 Unfunded ERISA Plan:

                                    Section 7
                           Claims and Review Procedure

         7.1      Application for Benefits.

                  Any person or the person's authorized representative (the "Claimant") may apply for, claim, or request information about, Plan benefits by submitting a signed, written application to the Administrative Committee.

         7.2      Denial of Application.

                  If the Administrative Committee denies an application in whole or in part, the Administrative Committee shall notify the Claimant in writing or electronically of the denial and the Claimant's right to request a review of the denial. The notice of denial shall set forth, in a manner calculated to be understood by the Claimant:

                  (a)      specific reasons for the denial,

                  (b) specific references to the applicable Plan provisions on which the denial was based,

                  (c) a description of any information or material necessary to perfect the application and an explanation of why such material is necessary,

                  (d) an explanation of the Plan's review procedure and the time limits for review, and

                  (e) an statement of the Claimant's right to bring a civil action under ERISA following an adverse determination on review.

                  The denial notice will be given to the Claimant within ninety
                  (90) days after the Administrative Committee receives the application unless special circumstances require an extension of time for processing the application. In no event will an extension exceed a period of ninety (90) days after the end of the initial 90-day period. If an extension is required, written notice of the extension shall be furnished to the Claimant before the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a decision. If a written denial notice is not given to the Claimant within the period prescribed by this Section 7.2, the application is deemed to have been denied for purposes of section 7.4.

         7.3      Review Panel.

                  From time to time, the Company shall appoint a Review Panel. The "Review Panel" will consist of three (3) or more individuals who may be (but need not be) Employees of the Company and shall be the named fiduciary with authority to act on any appeal of a denied application. Members of the Administrative Committee may be appointed to the Review Panel. The Review Panel has discretionary authority to decide all issues of fact or law. Any decision by the Review Panel that is not established to be an abuse of discretion must be upheld.

         7.4      Request for Review.

                  A Claimant whose application is, denied, in whole or in part, may appeal the denial by submitting to the Review Panel a written request for a review of the denial. The request for review must be submitted to the Review Panel within sixty (60) days after the Claimant receives written notice of the denial. Upon request and free of charge, the Claimant shall be permitted reasonable access to, and copies of, relevant information and documents. The Review Panel shall give the Claimant an opportunity to submit written information, documents, records and comments in support of the appeal. In making its decision, the Review Panel will take the Claimant's submissions into account, regardless of whether this information was available in considering the initial request.

         7.5      Decision on Review.

                  The Review Panel will deliver to the Claimant an electronic or written decision within a reasonable time, but no later than sixty (60) days after receipt of the Claimant's request for review. In special circumstances, the period may be extended up to an additional sixty (60) days. If an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Review Panel expects to render a decision. If a written decision is not given to the Claimant within the period prescribed by this Section 7.5, the decision is deemed to be adverse. If the decision is adverse, in whole or in part, the decision shall set forth in a manner calculated to be understood by the Claimant:

                  (a) specific reasons for the adverse decision with specific references to the applicable Plan provisions on which the decision was based,

                  (b) a statement that, upon request and free of charge, the Claimant is entitled reasonable access to, and copies of, relevant information and documents,

                  (c) a description of any voluntary appeals procedures and a statement of the Claimant's right to obtain information about these procedures, and

                  (d) a statement of the Claimant's right to bring a civil action under ERISA.

         7.6      Rules and Procedures.

                  The Administrative Committee and the Review Panel shall establish additional administrative processes in accordance with this Section 7 and ERISA as they deem necessary or appropriate, including safeguards to insure and verify that decisions under this Section 7 are made in accordance with the Plan document and are applied consistently to similarly-situated Participants and beneficiaries. Additional administrative processes may include, but are not limited to, protocols, guidelines, periodic reviews and audits.

         7.7      Exhaustion of Administrative Remedies.

                  No legal or equitable action for benefits under the Plan shall be brought unless and until the Claimant has satisfied the procedures in this Section 7.

         IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors of Alaska Air Group, Inc. has caused this First Amendment of the 1981 Plan to be signed by its duly-authorized Chair, as of August 28, 2002.

Witness:                                           COMPENSATION COMMITTEE OF THE
                                                   BOARD OF DIRECTORS OF
                                                   ALASKA AIR GROUP, INC.

/s/ Keith Loveless                                 /s/ R. Marc Langland
----------------------------------                 -----------------------------
Keith Loveless                                     R. Marc Langland, Chair
Vice President of Legal &
Corporate Affairs, General Counsel